Exhibit 99.1

395 de Maisonneuve Blvd. West
Montreal QC H3A 1L6 www.domtar.com

FOR IMMEDIATE RELEASE

DOMTAR CORPORATION ANNOUNCES SECOND QUARTER 2007 RESULTS

Montreal, August 13, 2007 – Domtar Corporation (NYSE/TSX: UFS) announced today net income of $11 million ($0.02 per diluted share) in the second quarter of 2007 compared to a net loss of $12 million ($0.04 per diluted share) in the second quarter of 2006 and a net income of $49 million ($0.14 per diluted share) in the first quarter of 2007.

SUMMARY OF RESULTS

	Q2 2007	Q2 2006	Q1 2007
(In millions of U.S. dollars, unless otherwise noted)
Sales	1,620	809	1,051
Operating income (loss)	69	(21)	71
Net income (loss)	11	(12)	49
Net income (loss) per common share—diluted	0.02	(0.04)	0.14

“Our company is moving on several fronts and the second quarter proved to be quite eventful. On synergies, the process is well underway and our people have shifted to the implementation mode in an effort to quickly deliver results. On integration, our new sales organization is now in place with their focus on providing our customers the service solutions they expect. We are also actively pursuing strategic initiatives with the sale of our Wood business expected to close by year-end and more recently with the announcement of the permanent closure of three paper machines as part of our review of overall production capacity, including some mill overlaps,” said Raymond Royer, President and CEO.

Commenting on the second quarter, Mr. Royer added: “Adjusting for the seasonally high level of maintenance work at several of our operations, Domtar continues to strengthen its profitability despite soft demand for uncoated freesheet papers in North America and the strength of the Canadian dollar. In these circumstances, I am particularly proud of our cash flow generation in the quarter and with our progress toward debt reduction. This is a tribute to our employees who have joined forces from the very beginning in this venture. Their pride and good will are reshaping the look of our organization.”

THE TRANSACTION

Domtar Corporation started its operations on March 7, 2007 following the combination of the Weyerhaeuser Fine Paper Business and Domtar Inc. Prior to the completion of the Transaction, the Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser Company.

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The financial results of Domtar Corporation cover certain periods prior to the Transaction. For accounting and financial reporting purposes, Weyerhaeuser Fine Paper Business is considered to be the “predecessor” to Domtar Corporation and as a result, its historical financial statements now constitute the historical financial statements of Domtar Corporation. Accordingly, the results reported for the second quarter of 2007 include the results of operations of the new Company for the entire period. The results reported for the second quarter of 2006 include only the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis. The results reported for the first quarter of 2007 include the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the period from January 1, 2007 to March 6, 2007 and the results of operations of the new Company for the period from March 7, 2007 to April 1, 2007.

OPERATIONAL REVIEW

SECOND QUARTER OF 2007 COMPARED TO

SECOND QUARTER OF 2006

Operating income (loss)	Q2 2007	Q2 2006	Variance
(In millions of U.S. dollars)
Papers	92	(16)	108
Paper Merchants	2	—	2
Wood	(20)	(5)	(15)

PAPERS

Operating income in our Papers business totaled $92 million in the second quarter of 2007, an increase of $108 million compared to an operating loss of $16 million in the second quarter of 2006. Net sales amounted to $1,315 million in the second quarter of 2007 compared to $774 million in the second quarter of 2006. Depreciation and amortization for the Papers segment totaled $125 million in the second quarter of 2007.

The results of Domtar Inc. contributed $49 million of the increase in operating income in the second quarter of 2007. The remaining increase is mainly attributable to higher average selling prices for paper and pulp, lower costs for energy and chemicals, and lower freight expenses, mostly due to freight optimization efforts. These factors were partially offset by lower shipments for paper mostly due to a lower demand for uncoated freesheet in North America, higher costs for purchased fiber and chips and lower shipments for pulp.

PAPER MERCHANTS

This business segment was acquired by means of the transaction and therefore was not one of Domtar Corporation’s active businesses prior to March 7, 2007. Net sales amounted to $225 million in the second quarter of 2007. Depreciation and amortization for the Paper Merchants segment were nil for the same period.

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WOOD

Operating loss in our Wood business totaled $20 million in the second quarter of 2007, an increase of $15 million compared to an operating loss of $5 million in the second quarter of 2006. Net sales amounted to $80 million in the second quarter of 2007 compared to $35 million in the second quarter 2006. Depreciation and amortization for the Wood segment totaled $6 million in the second quarter 2007.

The results of Domtar Inc. contributed $16 million of the increase in operating loss in the second quarter of 2007. Excluding operating loss attributable to Domtar Inc., operating loss amounted to $4 million, a decrease of $1 million compared to the second quarter of 2006, mainly due to savings resulting from sawmill closures partially offset by lower average selling prices.

OUTLOOK

Going into the second half of the year, fine paper volumes are expected to remain under pressure compared to last year while price realizations should improve compared to the second quarter as a result of the carry over from the price increases for copy paper and for pulp implemented late in the quarter. In light of the decline in North American demand for fine papers and the resulting excess capacity, notably in commercial printing paper grades, Domtar will continue to monitor its production and inventories to meet customer demand.

FORWARD-LOOKING STATEMENTS

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements relating to trends in, or representing management’s beliefs about, Domtar’s future growth, results of operations, performance and business prospects and opportunities. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should” and similar expressions. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any occurs, what effect they will have on Domtar’s results of operations or financial condition. These factors include, but are not limited to:

•	the effect of general economic conditions, particularly in the U.S. and Canada;

•	market demand for Domtar Corporation’s products, which may be tied to the relative strength of various U.S. and/or Canadian business segments;

•	product selling prices;

•	energy prices;

•	raw material prices;

•	chemical prices;

•	performance of Domtar Corporation’s manufacturing operations including unexpected maintenance requirements;

•	the successful integration of the Weyerhaeuser Fine Paper Business with Domtar and the execution of internal performance plans;

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•	the ability to realize anticipated cost savings;

•	the ability to implement cost reduction initiatives;

•	the ability to integrate acquired businesses into existing operations;

•	the closing of our transaction to sell substantially all of our Wood business;

•	the level of competition from domestic and foreign producers;

•	the effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	the effect of weather and the risk of loss from fires, floods, windstorms, hurricanes and other natural disasters;

•	transportation costs;

•	the loss of current customers or the inability to obtain new customers;

•	legal proceedings;

•	changes in asset valuations, including write downs of property, plant and equipment, inventory, accounts receivable or other assets for impairment or other reasons;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Canadian dollar;

•	the effect of timing of retirements and changes in the market price of Domtar Corporation’s common stock on charges for stock-based compensation; and

•	performance of pension fund investments and related derivatives.

These factors should be considered carefully and undue reliance should not be placed on the forward-looking statements, which speak only as of the date made, when evaluating the information presented in this document. Unless specifically required by law, Domtar Corporation assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

SECOND QUARTER 2007 FINANCIAL RESULTS

WEBCAST

You are invited to listen to a live broadcast of the conference call with financial analysts that the Company will be holding to present its second quarter 2007 financial results on Monday, August 13, at 11:00 a.m. (EDT) on the Domtar Corporate website at: www.domtar.com.

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DOMTAR CORPORATION (NYSE/TSX: UFS) IS THE LARGEST PRODUCER OF UNCOATED FREESHEET PAPER AND ONE OF THE LARGEST MANUFACTURERS OF PAPERGRADE MARKET PULP IN NORTH AMERICA. THE COMPANY DESIGNS, MANUFACTURES, MARKETS AND DISTRIBUTES A WIDE RANGE OF BUSINESS, COMMERCIAL PRINTING, PUBLICATION AS WELL AS TECHNICAL AND SPECIALTY PAPERS WITH RECOGNIZED BRANDS SUCH AS FIRST CHOICE®, DOMTAR MICROPRINT®, WINDSOR OFFSET®, COUGAR® AS WELL AS ITS FULL LINE OF ENVIRONMENTALLY AND SOCIALLY RESPONSIBLE PAPERS, DOMTAR EARTHCHOICE®. DOMTAR OWNS AND OPERATES DOMTAR DISTRIBUTION GROUP, AN EXTENSIVE NETWORK OF STRATEGICALLY LOCATED PAPER DISTRIBUTION FACILITIES. DOMTAR ALSO PRODUCES LUMBER AND OTHER SPECIALTY AND INDUSTRIAL WOOD PRODUCTS. THE COMPANY EMPLOYS NEARLY 14,000 PEOPLE. TO LEARN MORE, VISIT WWW.DOMTAR.COM.

TICKER SYMBOL UFS (NYSE, TSX)	MEDIA RELATIONS Michel A. Rathier Tel.: (514) 848-5103	INVESTOR RELATIONS Pascal Bossé Tel.: (514) 848-5938

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Domtar Corporation

Quarterly Statistical Review

		2007		2006
		1st Qtr	2nd Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Total Shipments by Category of Products

Papers (in thousands of ST) (a) - actual		871	1,209	813	732	711	768	3,024
Papers (in thousands of ST) (a,b) - combined		1,247	—	1,446	1,304	1,267	1,280	5,297

Market Pulp (in thousands of ADMT) (c) - actual		249	330	207	205	180	207	799
Market Pulp (in thousands of ADMT) (b,c) - combined		355	—	342	359	352	377	1,430

Lumber (in millions of FBM) - actual		88	227	93	47	43	40	223
Lumber (in millions of FBM) (b) - combined		209	—	349	317	274	199	1,139

Benchmark Prices for the Majority of our Products (d)

• 20-lb repro bond, 92 bright (copy)	($/ton)	$930	$963	$820	$890	$950	$947	$902
• 50-lb offset, rolls	($/ton)	$810	$810	$765	$840	$850	$838	$823
• Coated publication No. 5, 40-lb offset, rolls	($/ton)	$778	$748	$898	$895	$848	$813	$863

• Pulp NBSK - U.S. market	($/ADMT)	$790	$810	$653	$707	$757	$770	$722
• Pulp NBHK - Japan market (e)	($/ADMT)	$640	$640	$542	$572	$618	$637	$592

• Lumber G.L. 2x4x8 studs	($/MFBM)	$317	$335	$391	$371	$313	$302	$344
• Lumber G.L. 2x4 R/L, no. 1 & no. 2	($/MFBM)	$332	$332	$409	$386	$351	$327	$368

Average Exchange Rates	CAN	1.172	1.098	1.155	1.122	1.121	1.139	1.134
	US	0.854	0.910	0.866	0.891	0.892	0.878	0.882

(a)	Figures exclude shipments made by our Paper Merchants.
(b)	Figures represent shipments to external customers on a combined basis, giving effect to the transaction as if it occured on January 1 of 2006 and 2007. The combined shipments figures are for illustrative information purposes only and are not necessarily indicative of the results had the transactions actually taken place at the dates indicated and does not purport to be indicative of future results.
(c)	Figures are gross of market pulp purchased from other producers on the open market for some of our paper making operations. Market pulp represent the amount of pulp produced in excess of our internal requirement.
(d)	Source: Pulp & Paper Week and Random Lengths.
(e)	Based on Pulp & Paper Week’s Southern Bleached Hardwood Kraft pulp prices for Japan, increased by an average differential of $15/ADMT between Northern and Southern Bleached Hardwood Kraft pulp prices.

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